Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 12, 2007, relating to the financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” relating to the recognition and related disclosure provisions, effective December 31, 2006) and our report dated March 12, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, included and incorporated by reference in the Annual Report on Form 10-K of Terra Industries Inc. and subsidiaries for the year ended December 31, 2006, and to the use of our report dated March 12, 2007, relating to the financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Omaha, Nebraska
March 30, 2007